Exhibit 10.16

        News release dated March 6, 1997 regarding the financial results for the year end December 31, 1996

FOR IMMEDIATE RELEASE

March 6, 1997

Legal Research Center, Inc.                Contacts: Christopher Ljungkull, CEO
700 Midland Square Building                          Frank Hallowell, CFO
331 Second Avenue South                              Legal Research Center, Inc.
Minneapolis, MN 55401                                612/332-4950, 800/776-9377

                                                     Joseph Jennings
                                                     The Sage Group
                                                     612/321-9897

                          LEGAL RESEARCH CENTER REPORTS
                    RECORD REVENUE IN FOURTH QUARTER AND YEAR

     Minneapolis, MN - Legal Research Center, Inc. (NASDAQ:LRCI) today announced record revenues of $2,760,038 for its fiscal year ended December 31, 1996, an increase of 97 percent over $1,404,389 in 1995. In fiscal 1996, the company posted a net loss of $1,656,553, or 75 cents a share, compared to a net loss of $392,753, or 33 cents a share, over the same period in 1995. On a pro forma basis, the portion of net loss attributable to the company's on-going development of The CyberLaw Office, Inc. and The Law Office, Inc. (collectively referred to as "CLO") amounted to $775,995, or 35 cents per share, versus $197,662 or 16 cents a share in fiscal 1995.

     In the fourth quarter ended December 31, 1996, Legal Research Center posted record revenues of $877,965 up $445,571 or 103 percent from revenues of $432,394 in the fourth quarter of last year. The company reported a net loss for the quarter of $780,143, or 35 cents per share, versus a net loss of $204,242, or 10 cents a share, in the fourth quarter of 1995. On a pro forma basis, the portion of the net loss attributable to the company's investment in CLO amounted to $228,404, or 10 cents per share, in the fourth quarter of 1996, versus $119,384 or 5 cents a share, in the fourth quarter of 1995.

     The weighted average number of common and common equivalent shares used in determining per share information increased from 1,191,189 at the end of 1995, to 2,213,040 as a result of Legal Research Center's initial public offering in August of 1995 and additional share issuances in the second quarter of 1996 in connection with the acquisition of The Law Office, Inc.

     During the fourth quarter of 1996, Legal Research Center completed the largest multi-jurisdictional survey project in its history. The production effort required an additional investment in infrastructure from what was originally contemplated, which reduced gross margins in the fourth quarter to 38 percent from a historical rate of approximately 50 percent. The company expects to recover this investment in 1997 and beyond with new surveys already in production and on order, as well as subsequent re-sales of the original survey.

     CLO continued to expand during the fourth quarter with the successful launch of its Regional Attorney Network. Initial revenues were generated in 1996, which was ahead of plan. CLO now operates on the new Microsoft Network as The MSN Law Forum and directly on the Internet as The Law Office.

     Christopher Ljungkull, chief executive officer of Legal Research Center, commented: "We expect our carefully orchestrated investment in infrastructure in 1996 will accrue great benefit for the company and its shareholders in 1997 and beyond. Our production capacity has been significantly expanded and planned additions to overhead in our core research business have been completed. We expect gross margins in the core business to return toward historical levels in 1997 and will continue efforts to reduce expenses, particularly in the area of selling, general and administrative overhead.

     "We  are  pleased  with  CLO's  fourth  quarter   performance,"   Ljungkull
continued, "CLO generated initial revenue and at the same time controlled expenses."

     Jim Seidl, president of Legal Research Center, added: "We expect continued revenue growth in 1997 as lawyers experience the multiple benefits of outsourcing their legal research and library functions to the company. Law firms are now asking us to manage their libraries and provide research training to their staff. Corporations are asking us to build work product databases and produce electronic multi-jurisdictional surveys. The movement away from litigation sets the stage for CADRE, and the Internet phenomenon sets the stage for CLO. No legal research company in the world is better positioned than Legal Research Center to take advantage of these remarkable market opportunities."

     Legal Research Center, headquartered in Minneapolis, offers cost-effective legal research and writing services to attorneys in corporate and private practice throughout the world. Legal Research Center also provides law-related products and services to lawyers and the general public through The CyberLaw Office and The Law Office, which operates a web site on The Microsoft Network and the Internet. Additionally, the company is developing a proprietary alternative dispute resolution training program for corporate and legal use under the trade name CADRE (Center for Alternative Dispute Resolution Enterprise).

     Statements contained here, other than historical data, may be forward-looking and subject to risks and uncertainties including, but not limited to the continuation of revenues through the company's strategic alliances and the successful development of other new business, as well as those set forth in the company's 10KSB, 10QSB and other SEC filings.

                       (more - summary financials follow)


                                                                          LEGAL RESEARCH CENTER, INC.

                                                                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                Three Months                                   Year
                                                             Ended December 31,                        Ended December 31,
                                                      -------------------------------       ------------------------------
                                                         1996               1995                1996              1995
                                                      -------------------------------       ------------------------------
Revenues                                              $   877,965        $   432,394        $ 2,760,038        $ 1,404,389
Development costs of The Law Office, Inc.             $  (190,249)       $      --          $  (546,091)       $      --
Operating loss                                        $  (738,724)       $  (256,690)       $(1,660,228)       $  (427,342)
Net loss                                              $  (780,143)       $  (204,242)       $(1,656,553)       $  (392,753)
Net loss per share                                    $     (0.35)       $     (0.10)       $     (0.75)       $     (0.33)
Weighted average common and common
  equivalent shares outstanding                         2,257,633          2,135,833          2,213,040          1,191,189


                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                      December 31,  December 31,
                                                          1996           1995
                                                       ----------     ----------
Current assets                                         $2,268,094     $4,063,161
Furniture and equipment, net                              237,495        152,420
Other assets                                              970,290        307,539
                                                       ----------     ----------
  Total assets                                         $3,475,879     $4,523,120
                                                       ==========     ==========

Current liabilities                                    $  480,226     $  282,416
Long-term and other liabilities                           152,461           --
Stockholders' equity                                    2,843,192      4,240,704
                                                       ----------     ----------
  Total liabilities and shareholders' equity           $3,475,879     $4,523,120
                                                       ==========     ==========